Exhibit 99


[SPRINT LOGO]







                                Investor Update

                                                                4Q 2004




            Sprint Reports Fourth Quarter and Full-Year 2004 Results

o Strong direct and affiliate and robust wholesale performance drives 1.58 million net Wireless subscriber additions

o    Outstanding quarterly DSL customer additions in Local

o    Strong growth in profits

o    Free Cash Flow*, debt reduction exceed targets



Overland Park, Kan. -  Feb. 3, 2005:
Sprint (NSYE: FON) today announced fourth quarter and full-year 2004 financial results. Sprint completed the year with record Wireless and DSL subscriber gains, substantial bottom-line improvement and increased financial strength.

For the quarter, fully diluted earnings per share from continuing operations on a GAAP basis were 29 cents. This compares to 7 cents earnings per share in the fourth quarter of 2003. Adjusted EPS*, which removes the effects of special items, was 31 cents per share compared to 17 cents per share in the same period a year ago, an 82% improvement. For the full year on a GAAP basis, Sprint reported a loss from continuing operations of 71 cents per share compared to a loss of 21 cents per share in 2003. Full-year Adjusted EPS* was 93 cents compared to 63 cents a year ago, a 48% improvement. Special items are described in the next section of this release.

Fourth quarter Free Cash Flow* totaled $624 million and full-year Free Cash Flow* was $2.0 billion. As a result of this strong cash production, Sprint finished the year with Net Debt* of approximately $12.6 billion, beating its year-end goal of $13 billion.

Total consolidated revenues for 2004 were $27.4 billion, a 5% increase compared to 2003. Fourth quarter revenues increased 4% compared to the year-ago period and were flat sequentially. In the quarter, Sprint reported a double-digit year-over-year increase in Wireless revenues and steady Local performance offset by a decline in Long Distance. In the quarter, each of Sprint's customer-facing sales units reported revenues consistent with third quarter levels.

Consolidated Adjusted EBITDA* in the quarter was $2.05 billion, a 1% increase over the year-ago period, but a 1% decline sequentially. Full-year Adjusted EBITDA* was $8.13 billion, a 3% increase compared to 2003. In the quarter, Local delivered strong Adjusted EBITDA* performance while Long Distance declined. Fourth quarter Wireless Adjusted EBITDA* increased more than 20% year-over-year.

Consolidated Adjusted Operating Income* in the quarter was $1.0 billion, a 32% increase from the year-ago period and a 20% sequential improvement. Fourth quarter Adjusted Operating Income* was aided by lower depreciation expense in Long Distance following an asset impairment recorded in the third quarter. Full-year Adjusted Operating Income* was $3.4 billion, a 16% improvement compared to 2003.

In the fourth quarter, Sprint continued to achieve strong gains in strategic industry growth areas. The 1.58 million net wireless additions in the fourth quarter included 526,000 from direct, 923,000 from wholesale and 133,000 through affiliate partners, making this a record quarter. There were more than 17.8 million total direct customers at the end of 2004, reflecting a full-year increase of just under 2.0 million. At the end of the year, Wireless was serving a total of 24.8 million customers, an increase of 4.4 million, or 22%, from a year ago. Local added 60,000 DSL subscribers in the quarter and ended the year with nearly 500,000 customers, an increase of more than 60% from a year ago.

"At the onset of 2004, we described our intent to transform our business to focus on the distinctive needs of businesses and consumers, as well as outlined growth and expense reduction goals," said Gary Forsee, Sprint chairman and chief executive officer. "We exit the year in full stride in delivering solid operational and financial performance. This execution has led to substantial value creation for our shareholders and set a foundation that is expected to benefit our customers and investors in the years ahead."




Sprint Consolidated Highlights
-----------------------------------------------------------
Sprint Corporation
Selected Financial Data
(millions)                      Quarters Ended
                               Dec 31,   Dec 31,    Percent
                                2004      2003       Change
-----------------------------------------------------------


Net operating revenues        $6,930     $6,681       3.7%

Operating income                 970        447         NM

Adjusted operating income      1,016        767      32.5%

Adjusted income from
continuing operations            468        248      88.7%

Income from continuing
operations                       437        107         NM

Discontinued operations            -          3     (100%)

Net Income                      $437       $110         NM

CapEx                         $1,338     $1,464     (8.6%)

Free Cash Flow*                 $624       $581       7.4%



                                 Year-to-Date
                               Dec 31,   Dec 31,    Percent
                                2004      2003       Change
-----------------------------------------------------------


Net operating revenues       $27,428    $26,197       4.7%

Operating income (loss)        (303)      1,007         NM

Adjusted operating income      3,414      2,944      16.0%

Adjusted income from
continuing operations          1,365        907      50.5%

Loss from continuing
operations                   (1,012)      (292)         NM

Discontinued operations            -      1,324   (100.0%)

Cumulative effect of
change in accounting
principle, net                     -        258   (100.0%)

Net Income (Loss)           ($1,012)     $1,290         NM

CapEx                         $3,980     $3,797       4.8%

Free Cash Flow*               $1,997     $2,330    (14.3%)
-----------------------------------------------------------



Consolidated fourth quarter net operating revenues were $6.9 billion compared to $6.7 billion last year. Consolidated Operating income for the fourth quarter was $970 million. The consolidated operating income of $447 million in the 2003 fourth quarter includes restructuring and asset impairment charges of $370 million and a one-time gain from a bad debt recovery of $50 million. Adjusted Operating Income* as a percent of net operating revenues was approximately 320 basis points higher than the same period a year ago. The improvement was largely aided by lower Long Distance depreciation expense following an asset impairment charge taken in the third quarter of 2004. For the year-to-date period, pension-related costs and stock-based compensation costs totaled $356 million vs. $215 million in the year-ago period. Full-year interest expense decreased $153 million, or 11%, from 2003.

Full-year capital expenditures totaled $4.0 billion. In Wireless, Sprint invested $2.6 billion adding network capacity, improving coverage and beginning the EV-DO buildout. Long Distance invested $282 million maintaining and adding capacity to the network and deploying our Next Generation Voice Network for cable customers and new VoIP services. Local spent a little more than $1.0 billion adding new capabilities, supporting customer requirements and maintaining current facilities.

Special Items

The difference between Sprint's reported operating income and Adjusted Operating Income* is the result of the following special items:

o Asset impairments - In the third quarter of 2004, Sprint recorded a pre-tax, non-cash charge of $3.5 billion for the impairment of its Long Distance network assets. In 2003, a pre-tax, non-cash charge of $1.9 billion was recorded for the write-down of Sprint's MMDS spectrum, Web Hosting wind-down, and termination of a software billing platform.

o Restructuring - In 2004, pre-tax charges related to severance costs associated with Sprint's transformation initiatives and Web Hosting wind-down were $46 million for the fourth quarter and $191 million for the year-to-date period. In 2003, pre-tax charges primarily related to Sprint's transformation initiatives and the Web Hosting wind-down were approximately $78 million.

o Bankruptcy settlement - Sprint recorded a pre-tax benefit of $14 million in the second quarter of 2004 and $50 million in 2003 as a result of a bankruptcy settlement reached with MCI (WorldCom).

o Executive separation agreements - In 2003, a $36 million pre-tax charge associated with executive separation agreements was recorded.

The difference between Sprint's reported income from continuing operations and Adjusted income from continuing operations* includes the impacts of the following additional special items:

o Early retirement of debt - In 2004, a pre-tax charge of $2 million was recorded in the fourth quarter, a pre-tax charge of $41 million was recorded in the third quarter and $29 million was recorded in the second quarter related to the early retirement of senior notes and equity unit notes. These charges consisted of premiums paid and the recognition of deferred debt costs. In 2003, pre-tax charges of $21 million were recorded related to the early retirement of long-term debt.

o Shareholder litigation charge - A pre-tax charge of $50 million was recorded in 2003 for a shareholder litigation settlement. This charge was partially offset by $35 million in insurance proceeds received during 2003.

o Tax benefits - Tax benefits of $49 million were recorded in 2003 related to the recognition of certain federal and state income tax credits and the cumulative impact of changes in state income tax apportionments.

Finally, Sprint reported two items in the statement of operations below the continuing operations line in 2003:

o Discontinued operation - Reflects the operational activity and gain on sale of Sprint's directory publishing business.

o Cumulative effect of a change in accounting principle - Reflects a pre-tax gain of $420 million recorded upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

For additional explanation of any of these special items, refer to the attached schedules, Notes to Consolidated Statements of Operations and Reconciliations of Earnings per Share.




Wireless
------------------------------------------------------------
Wireless
Selected Financial Data
(millions)
                                  Quarters Ended
                                  Dec 31, Dec 31,    Percent
                                   2004     2003      Change
------------------------------------------------------------



Net operating revenues
   Service                      $3,244   $2,908      11.6%
   Equipment                       395      298      32.6%
   Wholesale, affiliate and
   other                           197      101      95.0%

Net operating revenues           3,836    3,307      16.0%

Operating expenses
    Cost of services &
    products                     1,851    1,558      18.8%

    Selling, general &
    administrative                 919      868       5.9%

    Depreciation                   649      625       3.8%

    Restructuring & asset
    impairments                     11      352     (96.9%)

Total operating expenses         3,430    3,403       0.8%


Operating income (loss)           $406    ($96)         NM


Capex                             $889     $931      (4.5%)


                                   Year-to-Date
                                  Dec 31, Dec 31,    Percent
                                   2004     2003      Change
------------------------------------------------------------


Net operating revenues
   Service                     $12,529  $11,217      11.7%
   Equipment                     1,510    1,143      32.1%
   Wholesale, affiliate and
   other                           608      330      84.2%

Net operating revenues          14,647   12,690      15.4%

Operating expenses
    Cost of services &
    products                     7,096    6,155      15.3%

    Selling, general &
    administrative               3,406    3,085      10.4%

    Depreciation                 2,563    2,454       4.4%

    Restructuring & asset
    impairments                     30      362     (91.7%)

Total operating expenses        13,095   12,056       8.6%

Operating income                $1,552     $634         NM


Capex                           $2,559   $2,123      20.5%
-----------------------------------------------------------


o    Direct gross additions were approximately 1.9 million in the quarter, a 16%
     year-over-year   increase.    Full-year   direct   gross   additions   were
     approximately 7.2 million.

o Fourth quarter net operating revenues increased 16% compared to the year-ago period and increased 2% sequentially. In addition to strong direct service revenues and growth in equipment revenues, the quarter's revenues were aided by a growing contribution from wholesale partners. Wholesale and affiliate revenues were up 95% year-over-year and 19% sequentially.

o Fourth quarter Adjusted Operating Income* increased 63% from the year-ago period, primarily from increased revenue, as discussed above. Adjusted Operating Income* decreased 8% sequentially, primarily due to higher acquisition costs associated with increased direct gross additions.

o Adjusted EBITDA* was $1.07 billion, an increase of 21% from the fourth quarter of 2003, but a decline of 2% from the third quarter of 2004. Full-year Adjusted EBITDA* increased 19% compared to 2003.

o For the full year, Adjusted EBITDA* exceeded capital spending by $1.58 billion, a 17% improvement over the prior year.

o Average monthly service revenue per user (ARPU)* was $62 in the fourth quarter and in the year-ago period, and $63 in the third quarter of 2004.

o During the quarter, average subscriber usage was approximately 16 hours per month.

o Subscriber churn was approximately 2.7% in the fourth quarter, which mirrors both the year-ago period and the third quarter of 2004.

At the end of the period, there were nearly 7.7 million direct wireless data subscribers, including 6.2 million Sprint PCS Visionsm subscribers. In the quarter, data contributed 9% to overall ARPU*.

Wireless continues to position itself as the partner of choice in the mobile virtual network operator (MVNO) market, announcing a new agreement with ESPN in the fourth quarter. The MVNO initiative allows Sprint to partner with other leading national brands to add new distribution channels and leverage our network investment.

Fourth quarter cost of services and products increased 19% compared to the year-ago period and 5% sequentially, primarily due to higher equipment costs associated with increased gross additions and cost of service increases associated with a larger subscriber base and higher minutes of use. Higher customer acquisition expenses and a broader direct distribution presence contributed to a 6% year-over-year increase in selling, general and administrative expenses and a 1% increase sequentially. The 2004 fourth quarter includes a $30 million gain on sale of previously written-off customer receivables. As previously reported, the 2004 third quarter included an additional $26 million of cell site acquisition and development expenses.




Local
-----------------------------------------------------------
Local
Selected Financial Data
(millions)
                                Quarters Ended
                                Dec 31, Dec 31,    Percent
                                 2004     2003      Change
-----------------------------------------------------------


Net operating revenues
    Voice                       $1,110   $1,154     (3.8%)
    Data                           219      194     12.9%
    Other                          180      197     (8.6%)
Net operating revenues           1,509    1,545     (2.3%)

Operating expenses
    Cost of services &
    products                       465      476     (2.3%)

    Selling, general &
    administrative                 287      285      0.7%

    Depreciation                   273      276     (1.1%)

    Restructuring & asset
    impairments                     20       24    (16.7%)

Total operating expenses         1,045    1,061     (1.5%)

Operating Income                  $464     $484     (4.1%)

Capex                             $329     $387    (15.0%)


                                 Year-to-Date
                               Dec 31, Dec 31,    Percent
                                2004     2003      Change
-----------------------------------------------------------


Net operating revenues
    Voice                       $4,498   $4,654     (3.4%)
    Data                           833      730     14.1%
    Other                          690      746     (7.5%)
Net operating revenues           6,021    6,130     (1.8%)

Operating expenses
    Cost of services &
    products                     1,877    1,943     (3.4%)

    Selling, general &
    administrative               1,254    1,220      2.8%

    Depreciation                 1,084    1,081      0.3%

    Restructuring & asset
    impairments                     40       24     66.7%

Total operating expenses         4,255    4,268     (0.3%)

Operating Income                $1,766   $1,862     (5.2%)

Capex                           $1,042   $1,226    (15.0%)
-----------------------------------------------------------



o Fourth quarter revenues declined 2% from the year-ago period. Full-year revenues were also down 2%. Fourth quarter revenues were up 1% from the third quarter. The sequential increase was primarily due to a 2004 third quarter revenue reduction of $14 million related to an unfavorable FCC ruling that was noted in our third quarter report.

o Adjusted EBITDA* was up 1% compared to the year-ago period, and 10% sequentially. Full-year Adjusted EBITDA of $2.89 billion declined 2% from 2003. In the quarter, Adjusted EBITDA* was 50.2% of revenues.

o For the full year, Adjusted EBITDA* exceeded capital spending by $1.85 billion, an 8% annual increase.

o Adjusted Operating Income* of $484 million for the fourth quarter compares to $473 million in the fourth quarter of 2003 and $414 million in the third quarter of 2004.

o    Local added nearly 190,000 new DSL subscribers in 2004.

o Total voice access lines in service declined 2.9%, or 229,000 lines, from the year-ago period as access lines continue to be impacted by wireless substitution and competition from cable providers.

DSL service revenues reached nearly $225 million in 2004. This growth drove a 13% year-over-year increase in quarterly data revenues.

Penetration of residential strategic products continued to increase, and Local ended the quarter with over 70% of residential customers purchasing at least one strategic product in addition to basic telephone service. Local had 24,000 satellite video subscribers, an increase of more than 80% from 2004 third quarter. Penetration of wireless also continued to increase, driven in part by the integrated wireless and wireline service offering, Sprint Home and On the Go(sm), which ended the quarter with 43,000 customers, a sequential increase of 150%.

Fourth quarter costs of services and products declined 2% from the year-ago period and 7% sequentially, primarily due to broad cost containment measures. Additionally, the 2004 third quarter included $30 million of hurricane-related costs. Selling, general and administrative expenses were up 1% compared to the year-ago period. In the fourth quarter a year ago, this line item includes a $35 million credit for a bad debt recovery from a bankrupt business customer. Without this item, 2004 expenses were down 10%. Sequentially, selling, general and administrative expenses were down 8%. This decline was primarily due to a 2004 fourth quarter adjustment which decreased post retirement benefit expense.




Long Distance
-----------------------------------------------------------
Long Distance
Selected Financial Data
(millions)
                                Quarters Ended
                               Dec 31, Dec 31,    Percent
                                2004     2003      Change
-----------------------------------------------------------


Net operating revenues
    Voice                       $1,079   $1,219    (11.5%)
    Data                           405      462    (12.3%)
    Internet                       176      252    (30.2%)
    Other                           74       44     68.2%
Net operating revenues           1,734    1,977    (12.3%)

Operating expenses
    Cost of services &
    products                     1,091    1,021      6.9%

    Selling, general &
    administrative                 408      535    (23.7%)

    Depreciation                   111      356    (68.8%)

    Restructuring & asset
    impairments                     15       (7)       NM

Total operating expenses         1,625    1,905    (14.7%)

Operating income                  $109      $72     51.4%

Capex                              $91     $109    (16.5%)



                                 Year-to-Date
                               Dec 31, Dec 31,    Percent
                                2004     2003      Change
-----------------------------------------------------------


Net operating revenues
    Voice                      $ 4,560  $ 4,999     (8.8%)
    Data                         1,722    1,853     (7.1%)
    Internet                       793      973    (18.5%)
    Other                          252      180     40.0%
Net operating revenues           7,327    8,005     (8.5%)

Operating expenses
    Cost of services &
    products                     4,324    4,252      1.7%

    Selling, general &
    administrative               1,860    2,199    (15.4%)

    Depreciation                 1,071    1,432    (25.2%)

    Restructuring & asset
    impairments                  3,661    1,564        NM

Total operating expenses        10,916    9,447     15.5%

Operating loss                 $(3,589) $(1,442)       NM

Capex                             $282     $339    (16.8%)
-----------------------------------------------------------



o Net operating revenues declined by 12% from the year-ago period and declined 4% sequentially. Fourth quarter reported revenues were reduced by $22 million due to customer billing adjustments related to prior quarters' activity.

o Adjusted EBITDA* was $235 million in the quarter compared to $406 million in the fourth quarter of 2003 and $302 million in the third quarter of 2004. The declines are primarily due to lower revenues including the billing adjustments discussed above, competitive pressure on margins and increased bad debt expense. Full-year Adjusted EBITDA* of $1.14 billion was 15.5% of revenues.

o In 2004, Adjusted EBITDA* exceeded capital spending by $853 million compared to $1.21 billion in 2003.

o Adjusted Operating Income* was $124 million for the fourth quarter compared to $50 million in the year-ago period and a loss of $17 million in the third quarter of 2004. In the fourth quarter, depreciation expense declined by $245 million from a year ago primarily due to the third quarter asset impairment.

In the quarter, total voice revenues declined approximately 12% from the year-ago period and 5% sequentially. In addition to the higher billing adjustments, the sequential comparison was impacted by a favorable change in regulatory fee accounting related to an FCC ruling that was noted in our third quarter report. In the quarter, consumer voice revenues declined 25% compared to a year ago while business voice revenues, including wholesale and affiliates, declined by 8%.

Data revenues decreased 12% from the fourth quarter of 2003 and 5% sequentially. Frame Relay and Private Line services declined at low double-digit rates compared to the year-ago period while ATM revenues were 4% lower. Dedicated IP revenues increased 8% year-over-year and 4% sequentially, but this was more than offset by the impact from exiting Dial IP and Web Hosting services.

In the fourth quarter, selling, general and administrative expenses were 24% below the year-ago period, reflecting lower headcount and a refined go-to-market strategy for long-distance that increased business sales efforts in multi-product bundles, IP and wireless solutions while reducing sales efforts on stand-alone wireline services. In the quarter, bad debt expense was 2.2% of revenues vs. 0.9% in the third quarter. Excluding a credit to bad debt that was noted as a special item in the fourth quarter a year ago, bad debt would have been 1.4% of revenues. The increase in the current period was due to several small business customer bankruptcies.

Sprint continued to expand its cable initiative, which now enables it to help cable companies deliver a wide range of local and long distance voice services through agreements with cable partners like Time Warner, Charter Communications, Mediacom and others. Sprint was also selected by Comcast to provide certain transport services in support of Comcast's deployment of voice services in selected markets. The number of orders Sprint received per day in the 2004 fourth quarter through its cable agreements increased approximately 50% sequentially.

Forward-looking Guidance
Sprint is reiterating 2005 guidance which it previously provided on December 20, 2004. This guidance includes full-year low single-digit revenue growth, full-year Adjusted EBITDA* of $8.5 billion to $8.7 billion, and full-year capital spending of $4.0 billion to $4.2 billion. Sprint will make a presentation to the investment community on the morning of February 10, 2005. More detailed forward-looking guidance will be provided on that date.
Information about the meeting and the directions for an individual to participate through a live webcast are available at www.sprint.com/IR. An audio "listen-only" option will also be available.

*Financial Measures
Sprint provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial reporting. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted income (loss) from continuing operations and Adjusted earnings per share (EPS) or Adjusted loss per share are defined as income or loss from continuing operations plus special items, net of tax and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted EBITDA is defined as operating income plus depreciation and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and equivalents less the change in discontinued operations, debt, investment in debt securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, and equity unit notes, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statements of financial position and cash flows.

We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues from direct subscribers by weighted average monthly wireless direct subscribers. This industry operating metric is used to measure revenue on a per-user basis. While this measure is not defined under accounting principles generally accepted in the United States, the measure uses GAAP as the basis for calculation.

We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers.

Conference Call and Webcast Information
Sprint management will provide an overview of the company's performance and participate in an interactive Q&A via conference call on Thursday, February 3, 2005, beginning at 7 a.m. CST. Call-in numbers are 866-215-1938 (toll free) and 816-650-0742 (international). Please plan on gaining access 10 minutes prior to the start of the call.

A simultaneous webcast will be available at www.sprint.com/sprint/ir/ai/web.html and will be available for replay from February 7, 2005, through February 21, 2005. A continuous replay of the call will be available through February 21, 2005, and can be accessed by dialing 888-775-8696 (toll free) or 402-220-1326 (international).


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:
This news release includes "forward-looking statements" within the meaning of the securities laws. The statements in this news release regarding the business outlook and expected performance, as well as other statements that are not historical facts, are forward-looking statements. The words "estimate,"
"project," "forecast," "intend," "expect," "believe," "target," "providing guidance" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.


Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o    The uncertainties related to our proposed merger with Nextel;

o the effects of vigorous competition and the overall demand for Sprint's service offerings in the markets in which Sprint operates;

o the costs and business risks associated with providing new services and entering new markets;

o adverse change in the ratings afforded our debt securities by ratings agencies;

o    the ability of Wireless to continue to grow and improve profitability;

o    the ability of Local and Long Distance to maintain cash flow generation;

o the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

o the uncertainties related to bankruptcies affecting the telecommunications industry;

o the uncertainties related to Sprint's investments in networks, systems and other businesses;

o the uncertainties related to the implementation of Sprint's business strategies, including our initiative to realign services to enhance the focus on business and consumer customers;

o the impact of new, emerging and competing technologies on Sprint's business;

o    unexpected results of litigation filed against Sprint;

o the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control; and

o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission (SEC).

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release or unforeseen events. Unless specifically discussed in this release, no forward-looking statements made by Sprint before the date of this release should be deemed to be reiterated, confirmed or updated by any statement in this release. Sprint provides a detailed discussion of risk factors in various SEC filings, including its 2003 Form 10-K/A, and you are encouraged to review these filings.


About Sprint
Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com.





For further information, contact
Corporate Communications:

o    Media Relations:
     Scott Stoffel
     913-794-3603
     scott.e.stoffel@mail.sprint.com

o    Investor Relations:
     Kurt Fawkes
     913-794-1126
     Investorrelation.sprintcom@mail.sprint.com



                                                                Sprint Corporation
                                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (millions, except per share data)


                                                                            Quarter-to-Date                     Year-to-Date
                                                                    -------------------------------------------------------------
----------------------------------------------------------------
Periods Ended December 31,                                             2004            2003              2004          2003
----------------------------------------------------------------    -------------------------------    --------------------------



Net Operating Revenues                                             $   6,930        $   6,681          $  27,428      $   26,197
----------------------------------------------------------------   --------------------------------    --------------------------
Operating Expenses
 Costs of services and products                                        3,241            2,892             12,656          11,658
 Selling, general and administrative (1)                               1,640            1,714              6,624           6,608
 Depreciation and amortization                                         1,033            1,258              4,720           4,973
 Restructuring and asset impairments (2)                                  46              370              3,731           1,951
----------------------------------------------------------------   -------------------------------    ---------------------------
 Total operating expenses                                              5,960            6,234             27,731          25,190
----------------------------------------------------------------   -------------------------------    ---------------------------
Operating Income (Loss)                                                  970              447               (303)          1,007
Interest expense                                                        (301)            (330)            (1,248)         (1,401)
Premium on early retirement of debt (3)                                   (2)               -                (60)            (21)
Other income (expense), net (3), (4)                                      25              (11)                 8             (89)
----------------------------------------------------------------   -------------------------------    ----------------------------
Income (Loss) from continuing operations before income taxes             692              106             (1,603)           (504)
Income tax (expense) benefit (5)                                        (255)               1                591             212
----------------------------------------------------------------   -------------------------------    ----------------------------
Income (Loss) from Continuing Operations                                 437              107             (1,012)           (292)
Discontinued operation, net (6)                                            -                3                  -           1,324
Cumulative effect of change in accounting principle, net (7)               -                -                  -             258
----------------------------------------------------------------   -------------------------------    ----------------------------
Net Income (Loss)                                                        437              110             (1,012)          1,290
Earnings allocated to participating securities (8)                         -                -                 (9)              -
Preferred stock dividends paid                                            (2)              (2)                (7)             (7)
----------------------------------------------------------------   -------------------------------    ----------------------------
Earnings (Loss) Applicable to Common Stock                         $     435        $     108         $   (1,028)      $   1,283
                                                                   -------------------------------    ----------------------------

Diluted Earnings (Loss) per Common Share (9), (10)
 Continuing operations                                             $    0.29        $    0.07         $    (0.71)      $   (0.21)
 Discontinued operation                                                   -                -                  -             0.94
 Cumulative effect of change in accounting principle, net                 -                -                  -             0.18
----------------------------------------------------------------   -------------------------------    ----------------------------
 Total                                                             $    0.29        $    0.08         $    (0.71)      $    0.91
                                                                   -------------------------------    ----------------------------
Diluted weighted average common shares  (10), (11)                   1,487.5          1,426.2            1,443.4         1,415.3
                                                                   -------------------------------    ----------------------------
Basic Earnings (Loss) per Common Share (10)                        $    0.30        $    0.08         $    (0.71)      $    0.91
                                                                   -------------------------------    ----------------------------


See accompanying Notes to Consolidated Statements of Operations


                               Sprint Corporation
                 NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS


(1) In the 2003 fourth quarter, Sprint recognized a $50 million pre-tax benefit to bad debt expense as a result of the settlement of accounts receivable claims with MCI (WorldCom) that had been previously fully reserved. This settlement reduced loss from continuing operations by $31 million. In the 2004 second quarter, Sprint recognized an additional $14 million pre-tax benefit to bad debt expense as a result of the final payment of the settlement of claims with MCI. This additional settlement reduced loss from continuing operations by $9 million.

     In the 2003 second quarter, Sprint recorded charges of $36 million in connection with the separation agreements agreed to by Sprint and three former executive officers. This includes a $15 million non-cash charge associated with accounting for modifications to certain terms of stock options granted in prior periods. This charge increased loss from continuing operations by $22 million.

(2)  In the  2004  fourth  quarter,  Sprint  recorded  $46  million  of  pre-tax restructuring and asset impairment charges related to its ongoing organizational realignment initiatives as well as the termination of the Web Hosting business. These charges decreased income from continuing operations by $30 million.

     In the 2004 year-to-date period, Sprint recorded $3.73 billion of pre-tax restructuring charges and asset impairments, which increased loss from continuing operations by $2.34 billion. In addition to the 2004 fourth quarter charges noted above, Sprint recorded a pre-tax, non-cash charge of $3.54 billion related to the impairment of Sprint's long distance network assets, which was determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This charge was the result of the analysis of long distance business trends and projections that considered current industry and competitive conditions, recent regulatory rulings, evolving technologies and the company's strategy to expand its position as a leader in the development and delivery of customer solutions. This charge reduced the net book value of Sprint's long distance property, plant and equipment by about 60%. Sprint also recorded $145 million of pre-tax restructuring charges associated with Sprint's organizational realignment initiatives and the termination of the Web Hosting business.

     In the 2003 fourth quarter, Sprint recorded pre-tax restructuring and asset impairment charges of $370 million related mainly to Sprint's organizational realignment initiatives, the termination of the Web Hosting business, a terminated billing platform development project and the finalization of all 2001 and 2002 restructuring liabilities. These charges reduced income from continuing operations by $233 million.

     In the 2003 year-to-date period, Sprint recorded pre-tax restructuring and asset impairments aggregating $1.95 billion, which increased loss from continuing operations by $1.24 billion. In addition to the 2003 fourth quarter charges noted above, Sprint recorded pre-tax restructuring and asset impairments of $1.58 billon related to the revaluation of MMDS spectrum assets to fair value, the termination of the Web Hosting business and the termination of a software development project.

(3) In the 2004 fourth quarter, Sprint recorded a $2 million charge reflecting premiums paid for the early retirement of debt. This charge reduced income from continuing operations by $1 million.

     In the 2004 year-to-date period, Sprint recorded charges of $60 million reflecting premiums paid for early retirements of debt. In connection with these retirements, Sprint recognized $12 million of deferred debt costs in Other income (expense), net. These charges increased loss from continuing operations by $44 million.

     In the 2003 year-to-date period, Sprint recorded a $21 million charge reflecting premiums paid on the early retirement of debt. This charge increased loss from continuing operations by $13 million.

(4) In the 2003 first quarter, Sprint recorded a $50 million aggregate charge to settle a securities class action and derivative lawsuit relating to the failed merger with WorldCom. In the 2003 third quarter, Sprint recorded $17 million from an insurance settlement related to this action and in the 2003 fourth quarter, an $18 million settlement from a second insurer was recorded. These actions reduced the loss from continuing operations by $12 million in the 2003 fourth quarter and increased the loss from continuing operations by $9 million in the 2003 year-to-date period.

(5) In the 2003 fourth quarter, Sprint recognized a tax benefit of $49 million for the recognition of certain federal and state income tax credits relating to various taxing jurisdictions and the cumulative impact of changes in state tax apportionments.

(6) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley.

(7) Sprint adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The local division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, Sprint recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a cumulative effect of change in accounting principle credit of $258 million, net of tax.

(8) EITF 03-6, Participating Securities and the Two Class Method under SFAS No. 128, Earnings Per Share, requires that rights of securities to participate in the earnings of an enterprise must be reflected in the reporting of earnings per share. Sprint's equity unit securities, traded as SDE prior to maturity in the 2004 third quarter, qualified as "participating
     securities."  The  proportionate   share  of  2004  year-to-date   earnings
     attributable to these securities is being excluded from the earnings available to common shareholders.

(9) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the 2004 and 2003 year-to-date periods, both basic earnings per share and diluted earnings per share reflect the same calculation for these periods. Earnings per share data may not add due to rounding.

(10) On April 23, 2004 Sprint recombined its two tracking stocks. Each share of PCS common stock automatically converted into 0.5 shares of FON common stock. All per share amounts have been restated to reflect the recombination of the FON common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.5). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, ESPP, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(11) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the 2004 and 2003 year-to-date periods, they are not included in the weighted average common shares outstanding for these periods.


                                                                Sprint Corporation
                                                           CONSOLIDATED BALANCE SHEETS
                                                                    (millions)



                                                              ------------------------------------------------
                                                                   December 31,                  December 31,
                                                                      2004                          2003
                                                              ------------------------------------------------

Assets
 Current assets
  Cash and equivalents                                            $      4,556                  $      2,424
  Accounts receivable, net                                               3,107                         2,876
  Inventories                                                              651                           582
  Deferred tax asset                                                     1,049                            26
  Prepaid expenses and other                                               612                           703
--------------------------------------------------------------------------------------------------------------
  Total current assets                                                  9,975                          6,611

 Net property, plant and equipment                                      22,628                        27,101

 Net intangible assets                                                   7,836                         7,815

 Other                                                                     882                         1,148
--------------------------------------------------------------------------------------------------------------

 Total                                                            $     41,321                  $     42,675
                                                              ------------------------------------------------

Liabilities and Shareholders' Equity
 Current liabilities
  Current maturities of long-term debt                            $      1,288                  $        594
  Accounts payable and accrued interconnection costs                     2,671                         2,700
  Accrued restructuring costs                                              168                           117
  Other                                                                  2,775                         3,065
--------------------------------------------------------------------------------------------------------------
  Total current liabilities                                              6,902                         6,476

 Noncurrent liabilities
  Long-term debt and capital lease obligations                          15,916                        16,841
  Equity unit notes                                                          -                         1,725
  Deferred income taxes                                                  2,176                         1,725
  Other                                                                  2,559                         2,548
--------------------------------------------------------------------------------------------------------------
  Total noncurrent liabilities                                          20,651                        22,839


 Redeemable preferred stock                                                247                           247

 Common stock and other shareholders' equity
  Common stock                                                           2,950                         2,844
  Other shareholders' equity                                            10,571                        10,269
--------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                             13,521                        13,113
--------------------------------------------------------------------------------------------------------------

 Total                                                            $     41,321                  $     42,675
                                                              ------------------------------------------------




                                                            Sprint Corporation
                                               CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                (millions)



--------------------------------------------------------------------------------------------------------------------------
Year-to-Date December 31,                                                         2004                   2003
----------------------------------------------------------------------------------------------------------------------------



Operating Activities
    Net income (loss)                                                           $     (1,012)           $     1,290
    Discontinued operation, net                                                            -                 (1,324)
    Cumulative effect of change in accounting principle, net                               -                   (258)
    Depreciation and amortization                                                      4,720                  4,973
    Deferred income taxes                                                               (576)                   439
    Losses on write-down of assets                                                     3,540                  1,873
    Changes in assets and liabilities, net                                              (353)                  (692)
    Other, net                                                                           306                    214
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations                     6,625                  6,515
----------------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                              (3,980)                (3,797)
    Investments in and loans to affiliates, net                                          (20)                   (32)
    Investments in debt securities, net                                                  145                   (302)
    Other, net                                                                            42                    101
----------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations                        (3,813)                (4,030)
----------------------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                               (1,884)                (2,908)
    Dividends paid                                                                      (670)                  (457)
    Proceeds from common stock issued                                                  1,874                     12
    Other, net                                                                             -                     24
----------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities of continuing operations                          (680)                (3,329)
----------------------------------------------------------------------------------------------------------------------------

Cash from discontinued operations                                                          -                  2,233
----------------------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                                         2,132                  1,389

Cash and equivalents at beginning of period                                            2,424                  1,035
----------------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                           $      4,556            $     2,424
                                                                          --------------------------------------------------




                                                                Sprint Corporation
                                                  RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES
                                                                     (millions)




                                                   -------------------------------------------------------------------------------
Quarter-to-date December 31, 2004
                                                                                                       Long           Other &
                                                     Consolidated        Wireless       Local        Distance      Eliminations
                                                   -------------------------------------------------------------------------------


Operating income (loss)                              $     970           $    406       $     464    $     109     $     (9)
    Special items                                           46                 11              20           15            -
                                                    ------------------------------------------------------------------------------
Adjusted operating income (loss)*                        1,016                417             484          124           (9)
    Depreciation and amortization                        1,033                649             273          111            -
                                                    ------------------------------------------------------------------------------
Adjusted EBITDA*                                         2,049           $  1,066       $     757     $    235     $     (9)
                                                                       -----------------------------------------------------------
    Adjust for special items                               (46)
    Other operating activities, net (1)                     96
                                                    --------------
Cash provided by operating activities-GAAP               2,099
    Capital expenditures                                (1,338)
    Dividends paid                                        (185)
    Investments in and loans to affiliates, net            (10)
    Other investing activities, net                         58
                                                    --------------
Free Cash Flow*                                            624
    Decrease in debt, net                                 (199)
    Investments in debt securities, net                     29
    Proceeds from common stock issued                       72
    Other financing activities, net                         14
                                                    --------------
Change in cash and equivalents - GAAP                $     540
                                                    --------------


                                                    ------------------------------------------------------------------------------
Quarter-to-date December 31, 2003
                                                                                                          Long           Other &
                                                         Consolidated        Wireless      Local        Distance      Eliminations
                                                    ------------------------------------------------------------------------------

Operating income (loss)                              $     447           $    (96)      $     484     $     72     $    (13)
    Special items                                          320                352             (11)         (22)           1
                                                    ------------------------------------------------------------------------------
Adjusted operating income (loss)*                          767                256             473           50          (12)
    Depreciation and amortization                        1,258                625             276          356            1
                                                    ------------------------------------------------------------------------------
Adjusted EBITDA*                                         2,025           $    881       $     749     $    406     $    (11)
                                                    ------------------------------------------------------------------------------
    Adjust for special items                              (320)
    Other operating activities, net (1)                    450
                                                    --------------
Cash provided by operating activities-GAAP               2,155
    Capital expenditures                                (1,464)
    Dividends paid                                        (114)
    Other investing activities, net                          4
                                                    --------------
Free Cash Flow*                                            581
    Discontinued operation                                   3
    Decrease in debt, net                                 (566)
    Investments in debt securities, net                   (211)
    Other financing activities, net                         16
                                                    --------------
Change in cash and equivalents - GAAP                $    (177)
                                                    --------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Notes to Consolidated Statements of Operations



                                                                Sprint Corporation
                                                  RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES
                                                                     (millions)



                                                   -------------------------------------------------------------------------------
Year-to-date December 31, 2004
                                                                                                         Long           Other &
                                                      Consolidated        Wireless        Local        Distance      Eliminations
                                                   -------------------------------------------------------------------------------



Operating income (loss)                              $     (303)         $     1,552    $    1,766   $    (3,589)  $    (32)
    Special items                                         3,717                   25            39         3,653          -
                                                    ------------------------------------------------------------------------------
Adjusted operating income (loss)*                         3,414                1,577         1,805            64        (32)
    Depreciation and amortization                         4,720                2,563         1,084         1,071          2
                                                    ------------------------------------------------------------------------------
Adjusted EBITDA*                                          8,134          $     4,140    $    2,889   $     1,135   $    (30)
                                                                        ----------------------------------------------------------
    Adjust for special items                             (3,717)
    Other operating activities, net (1)                   2,208
                                                    --------------
Cash provided by operating activities-GAAP                6,625
    Capital expenditures                                 (3,980)
    Dividends paid                                         (670)
    Investments in and loans to affiliates, net             (20)
    Other investing activities, net                          42
                                                    --------------
Free Cash Flow*                                           1,997
    Decrease in debt, net                                (1,884)
    Investments in debt securities, net                     145
    Proceeds from common stock issued                     1,874
    Other financing activities, net                           -
                                                    --------------
Change in cash and equivalents - GAAP                $    2,132
                                                    --------------


                                                    ------------------------------------------------------------------------------
Year-to-date December 31, 2003
                                                                                                       Long           Other &
                                                        Consolidated        Wireless      Local      Distance      Eliminations
                                                    ------------------------------------------------------------------------------



Operating income (loss)                              $     1,007         $     634      $    1,862   $    (1,442)  $    (47)
    Special items                                          1,937               381              (3)        1,558          1
                                                    ------------------------------------------------------------------------------
Adjusted operating income (loss)*                          2,944             1,015           1,859           116        (46)
    Depreciation and amortization                          4,973             2,454           1,081         1,432          6
                                                    ------------------------------------------------------------------------------
Adjusted EBITDA*                                           7,917         $   3,469      $    2,940   $     1,548    $   (40)
                                                                      ------------------------------------------------------------
    Adjust for special items                              (1,937)
    Other operating activities, net (1)                      535
                                                    ----------------
Cash provided by operating activities-GAAP                 6,515
    Capital expenditures                                  (3,797)
    Dividends paid                                          (457)
    Other investing activities, net                           69
                                                    ----------------
Free Cash Flow*                                            2,330
    Discontinued operation                                 2,233
    Decrease in debt, net                                 (2,908)
    Investments in debt securities                          (302)
    Other financing activities, net                           36
                                                    ---------------
Change in cash and equivalents - GAAP                $     1,389
                                                    ---------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Notes to Consolidated Statements of Operations




                                                                   Sprint Corporation
                                                          RECONCILIATIONS OF EARNINGS PER SHARE
                                                            (millions, except per share date)



                                                                       Quarter-to-Date                        Year-to-Date
------------------------------------------------------------   ---------------------------------   --------------------------------
Periods Ended December 31,                                       2004               2003             2004              2003
------------------------------------------------------------   ---------------------------------   --------------------------------



Earnings (Loss) Applicable to Common Stock                      $    435           $    108         $    (1,028)      $    1,283
Earnings allocated to participating securities                         -                  -                   9                -
Preferred stock dividends paid                                         2                  2                   7                7
------------------------------------------------------------    --------------------------------   --------------------------------
GAAP Net income (loss)                                               437                110              (1,012)           1,290

Discontinued operation, net                                            -                 (3)                  -           (1,324)
Cumulative effect of change in accounting principle                    -                  -                   -             (258)

------------------------------------------------------------    --------------------------------   --------------------------------
Income (Loss) from continuing operations                             437                107              (1,012)            (292)

Special items (net of taxes)
  Restructuring and asset impairments                                 30                233               2,342            1,235
  MCI settlement                                                       -                (31)                 (9)             (31)
  Executive separations                                                -                  -                   -               22
  Premium on early retirement of debt                                  1                  -                  44               13
  Shareholder litigation charge                                        -                (12)                  -                9
  Tax benefit                                                          -                (49)                  -              (49)

------------------------------------------------------------    --------------------------------   --------------------------------
Adjusted income from continuing operations                       $   468           $    248         $     1,365       $      907
------------------------------------------------------------    --------------------------------   --------------------------------



GAAP earnings (loss) per share                                   $  0.29           $   0.08         $     (0.71)      $     0.91

Discontinued operation                                                 -                  -                   -            (0.94)
Cumulative effect of change in accounting principle                    -                  -                   -            (0.18)

------------------------------------------------------------    --------------------------------   --------------------------------
Earnings (loss) per share from continuing operations                0.29               0.07               (0.71)           (0.21)
Special items                                                       0.02               0.10                1.65             0.84

------------------------------------------------------------    --------------------------------   --------------------------------
Adjusted Earnings Per Share (1)                                   $ 0.31           $   0.17         $      0.93       $     0.63
------------------------------------------------------------    --------------------------------   --------------------------------

(1) Earnings per share data may not add due to rounding.







                                                   Sprint Corporation
                                           WIRELESS OPERATING STATISTICS



----------------------------------------------------------------------------------------------------------------------------------
                                                                1Q04          2Q04         3Q04         4Q04         YTD 2004
----------------------------------------------------------------------------------------------------------------------------------

     Financial Statistics (millions)

      Net operating revenue                                     $   3,437     $   3,614    $   3,760    $   3,836    $   14,647

       Service revenues                                         $   2,939     $   3,102    $   3,244    $   3,244    $   12,529

       Equipment revenues                                       $     377     $     388    $     350    $     395    $    1,510

       Wholesale, affiliate and other revenues                  $     121     $     124    $     166    $     197    $      608

      Equipment costs                                           $     722     $     674    $     662    $     738    $    2,796

      Operating income (loss)                                   $     277     $     418    $     451    $     406    $    1,552

      Adjusted EBITDA                                           $     925     $   1,065    $   1,084    $   1,066    $    4,140

      Capital expenditures                                      $     406     $     661    $     603    $     889    $    2,559

      Adjusted EBITDA less capital expenditures                 $     519     $     404    $     481    $     177    $    1,581

      Bad debt % of net operating revenues                           1.1%          1.3%         1.7%         1.4%          1.4%

     Customer Additions

      Direct net adds before subscriber acquisition               414,000       505,000      429,000      526,000     1,874,000
      Subscriber acquisition from affiliate                             -        91,000            -            -        91,000
                                                               -------------------------------------------------------------------
      Direct net adds                                             414,000       596,000      429,000      526,000     1,965,000

      Affiliate net adds before subscriber sale                   138,000        93,000      101,000      133,000       465,000
      Subscriber sale to Sprint                                         -       (91,000)           -            -       (91,000)
                                                               -------------------------------------------------------------------

      Affiliate net adds                                          138,000         2,000      101,000       133,000      374,000

      Reseller net adds                                           420,000       299,000      422,000       923,000    2,064,000

      Gross adds (excluding deactivations within 30 days) (M)        1.80          1.67         1.79          1.94         7.19

        % of gross adds sold through direct retail                    51%           52%          51%           53%

        % of direct retail base that upgraded phones in
              the quarter                                              7%            7%           7%            7%

     Other Wireless Statistics (approximate)

      Average revenue per user                                  $      61     $      62    $      63    $       62   $       62

      Customer churn                                                 2.9%          2.3%         2.7%          2.7%         2.6%

       Average monthly customer usage (hours) (1)                      15            16           16           16

       Total minutes provided (billions) (1)                           44            49           52           53           198

      Number of cell sites on air                                  21,800        22,700       23,600      24,700

      Number of carriers on air                                    39,500        40,700       42,400      44,300

      Sprint PCS covered POPs (M) (2)                                 191           197          197         199

      Sprint PCS and affiliate covered POPs (M) (2)                   246           251          251         253

     Vision/Wireless Web/Data/3G (approximate)

     Total Vision direct subscribers (M)                              4.2           5.0          5.6          6.2

     Vision % of gross adds                                           55%           55%          55%          60%

     Total Vision and Wireless Web direct subscribers (M)             6.2           6.9          7.3          7.7

     Data ARPU                                                  $    3.50     $    4.50    $    5.00    $    5.50

     % of direct retail subscriber base using Vision handsets         48%           57%          64%          72%

     Marketing and Distribution

     Total number of subscribers on Wireless network (thousands)   21,329        22,226       23,178       24,760

      Total direct subscribers                                     16,281        16,877       17,306       17,832

      Total affiliate subscribers                                   3,017         3,019        3,120        3,253

      Total wholesale/reseller subscribers                          2,031         2,330        2,752        3,675

     Number of PCS stores and kiosks                                  660           715          770          805

     Total number of distribution points                           17,400        16,700       17,200       15,600

     (M) - in millions

     (1)  Prior periods have been restated to reflect the current period calculation method for minutes of use for certain calling features.

     (2)  Beginning with the 2004 second quarter, covered POPs reflect updated census data.


     This information should be reviewed in connection with Sprint's consolidated financial statements.



                                                                     Sprint Corporation
                                                                    OPERATING STATISTICS



----------------------------------------------------------------------------------------------------------------------------------
                                                                1Q04          2Q04         3Q04         4Q04         YTD 2004
----------------------------------------------------------------------------------------------------------------------------------


Local

      Financial Statistics (millions)

      Total Local net operating revenues                        $    1,506    $    1,510   $    1,496   $    1,509   $   6,021

      Voice net operating revenue                               $    1,147    $    1,136   $    1,105   $    1,110   $   4,498

      Data net operating revenue                                $      195    $      205   $      214   $      219   $     833

         DSL service revenues                                   $       48    $       53   $       59   $       64   $     224

      Other net operating revenue                               $      164    $      169   $      177   $      180   $     690

      Operating income                                          $      446    $      445   $      411   $      464   $   1,766

      Adjusted EBITDA*                                          $      728    $      718   $      686   $      757   $   2,889

      Capital expenditures                                      $      209    $      247   $      257   $      329   $   1,042

      Adjusted EBITDA less capital expenditures                 $      519    $      471   $      429   $      428   $   1,847

      Other Statistics

      Total access lines (thousands)                                 7,876         7,780        7,718        7,668

         Residential access lines                                    5,507         5,430        5,376        5,336

         Business access lines                                       2,142         2,132        2,119        2,107

         Wholesale access lines                                        227           218          223          225

      YOY Access line decline                                        -2.2%         -2.4%        -2.7%        -2.9%

      Percentage of Sprint local access lines with
           Sprint long distance service                                51%           52%          54%          54%

         - Residential                                                 53%           54%          56%          57%

         - Business                                                    45%           46%          47%          48%

      Access minutes of use (thousands)                              8,459         7,851        7,889        7,718      31,917

      Long distance minutes of use (thousands)                         990         1,105        1,257        1,290       4,642

      Strategic product penetration - residential                      67%           68%          69%          70%

      DSL lines in service (thousands)                                 349           383          432          492

         - Residential                                                 274           299          340          391

         - Business                                                     75            84           92          101

      DSL capable lines (thousands)                                  4,910         5,005        5,186        5,477

Long Distance

      Financial Statistics (millions)

      Total Long Distance net operating revenues                $    1,912    $    1,873   $    1,808   $    1,734   $   7,327

      Voice net operating revenue                               $    1,186    $    1,164   $    1,131   $    1,079   $   4,560

      Data net operating revenue                                $      452    $      438   $      427   $      405   $   1,722

      Internet net operating revenue                            $      223    $      214   $      180   $      176   $     793

      Other net operating revenue                               $       51    $       57   $       70   $       74   $     252

      Operating income (loss)                                   $       11    $     (139)  $   (3,570)  $      109   $  (3,589)

      Adjusted EBITDA*                                          $      343    $      255   $      302   $      235   $   1,135

      Capital expenditures                                      $       56    $       64   $       71   $       91   $     282

      Adjusted EBITDA less capital expenditures                 $      287    $      191   $      231   $      144   $     853

      Other Statistics

      YOY Long Distance voice volume growth                             9%           13%          14%          13%         13%


      This information should be reviewed in connection with Sprint's consolidated financial statements.
